Exhibit 5.1

January 22, 2009

Sterling Bancorp
650 Fifth Avenue
New York, New York 10019-6108

Ladies and Gentlemen:

          I am Senior Vice President and Corporate Secretary of Sterling Bancorp, a New York corporation (the “Company”), and in that capacity, I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933 (the “Act”) of (a) 42,000 of the Company’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $5.00 per share (the “Preferred Shares”), (b) a warrant issued by the Company (the “Warrant”) to purchase up to 516,817 common shares, par value $1.00 per share, of the Company and (c) such common shares issuable from time to time upon exercise of the Warrant (the “Common Shares”). The Preferred Shares and Warrant were originally issued by the Company to the United States Department of the Treasury on December 23, 2008, as described in the Prospectus constituting a part of the registration statement relating to the Preferred Shares, Warrant and Common Shares (the “Registration Statement”).

          In furnishing this opinion, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that (1) the Preferred Shares are validly issued, fully paid and nonassessable; (2) the Warrant constitutes a valid and binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (3) the Common Shares, when duly issued upon exercise of the Warrant, will be validly issued, fully paid and nonassessable.

Sterling Bancorp
January 22, 2009

          The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Dale C. Fredston
Dale C. Fredston
Senior Vice President and
Corporate Secretary